Exhibit 3.9
AEROGROW INTERNATIONAL, INC.,
a Nevada corporation

AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS
Effective as of June 29, 2009

The Amended and Restated Bylaws (the “Bylaws”) of AeroGrow International, Inc., a Nevada corporation (the “Corporation”), are hereby amended as follows:

A new Article IX is hereby added to the Bylaws and reads in its entirety as follows:

CONTROL SHARES ACT

Pursuant to Section 78.378 of the Nevada Revised Statutes, the provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive and including any subsequent amendments thereto, do not apply to the corporation.

Except as modified herein, the Bylaws, as amended, remain in full force and effect as originally adopted by the Board of Directors of the Corporation.

Certification

The foregoing Amendment No. 1 to Amended and Restated Bylaws of the Corporation was adopted by its Board of Directors via a Unanimous Written Consent in lieu of a Special Meeting of the Board of Directors effective as of June 29, 2009.

/s/ Jervis B. Perkins
Jervis B. Perkins, Chief Executive Officer